UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2017 (February 10, 2017)

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Transactions with Immunomedics, Inc.

On February 10, 2017, Seattle Genetics, Inc. (the “Company”) entered into parallel transactions with Immunomedics, Inc. (“Immunomedics”) comprising (i) a development and license agreement (the “Development and License Agreement”) pursuant to which Immunomedics grants, subject to the terms and conditions of the Development and License Agreement, the Company exclusive worldwide rights to develop, manufacture, commercialize, and otherwise exploit IMMU-132 and second generation antibody-drug conjugates targeting Trop-2 for all human therapeutic uses in any and all indications, (ii) a stock purchase agreement (the “Stock Purchase Agreement”) pursuant to which the Company purchased 3 million shares of common stock of Immunomedics (the “Purchased Shares”) for an aggregate purchase price of $14.7 million, and (iii) a registration rights agreement (the “Registration Rights Agreement”) pursuant to which Immunomedics has agreed to file a registration statement in respect of the Purchased Shares and the Warrant Shares (as defined below, and together with the Purchased Shares, the “Shares”). On February 16, 2017, Immunomedics and Broadridge Corporate Issuer Solutions, Inc., as warrant agent, entered into a warrant agreement (the “Warrant Agreement”), pursuant to which Immunomedics issued a warrant to the Company granting it the right to purchase up to 8,655,804 additional shares of Immunomedics’ common stock at an initial exercise price of $4.90 per share.

Development and License Agreement

Financial. Under and subject to the terms of the Development and License Agreement, the Company agreed to pay to Immunomedics an up-front payment of $250 million following closing of the Development and License Agreement (such closing, the “License Closing”). In addition, the Company agreed to pay development-, regulatory- and sales-dependent milestone payments to Immunomedics across multiple indications and geographic regions of up to a total maximum of approximately $1.7 billion. Immunomedics would also be eligible to receive royalties on worldwide annual net sales of licensed products at tiered royalty rate percentages beginning in the teens and rising to twenty percent, subject to customary reductions, during the royalty term specified in the Development and License Agreement. The Company will bear the future costs of worldwide development and commercialization of licensed products, subject to specified exceptions.

Diligence and Additional Terms. Under the Development and License Agreement, the Company agreed to use commercially reasonable efforts to develop IMMU-132. Following regulatory approval (and pricing and reimbursement approvals, as applicable) of any licensed product in any of the major market countries specified in the Development and License Agreement, the Company agreed to use commercially reasonable efforts to commercialize such licensed product in each major market country where it has been approved. Under the Development and License Agreement, Immunomedics will have the right to exercise a co-promotion option to provide up to 50% of the sales efforts for the commercialization of IMMU-132 in the United States, subject to certain parameters set forth in the Development and License Agreement.

Termination. The Company may terminate the Development and License Agreement for convenience upon at least two hundred seventy (270) days prior written notice to Immunomedics. Either the Company or Immunomedics may terminate the Development and License Agreement if the other party is in material breach of the Development and License Agreement and fails to cure such breach within specified cure periods. Upon a termination of the Development and License Agreement by the Company for convenience or by Immunomedics for the Company’s material breach of the Development and License Agreement, all licenses granted by Immunomedics to the Company terminate (other than specified exceptions), and all payment obligations that accrued prior to the date of such termination survive the termination, among other effects of termination. The Development and License Agreement also provides the Company the right to terminate specified portions of the Development and License Agreement in the event of certain fundamental breaches by Immunomedics that are not cured in accordance with specified cure periods and procedures.

In addition, until 11:59 p.m. New York City time on February 19, 2017, Immunomedics has the right to continue discussions with a small number of parties that previously expressed interest in licensing IMMU-132. If a third party provides Immunomedics with a financially superior licensing offer, the Company has the right to match any such offer, and if it decides not to match, Immunomedics has the right to accept the superior offer and terminate the Development and License Agreement upon payment of a termination fee to the Company.

Closing. The License Closing is subject to customary closing conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in the United States, and there being no court or administrative orders blocking the License Closing. On February 13, 2017, the Company was named a co-defendant in a lawsuit (the “venBio Lawsuit”) filed by venBio Select Advisors LLC (“venBio”) against the members of the board of directors of Immunomedics. The venBio Lawsuit was filed in the Court of Chancery of the State of Delaware under the caption venBio v. Goldenberg et. al. and alleges that the members of the Immunomedics board breached their fiduciary duties toward their stockholders by hastily licensing IMMU-132 to the Company. The Company is alleged to have aided and abetted the breach of fiduciary duties. Among other things, venBio seeks to enjoin Immunomedics and the Company from closing the IMMU-132 licensing agreement. The Company cannot predict the timing or outcome of the venBio Lawsuit or the impact it may have on the Development and License Agreement or the License Closing.

Stock Purchase Agreement

Concurrently with the entry into the Development and License Agreement, on February 10, 2017, the Company entered into a Stock Purchase Agreement with Immunomedics pursuant to which Immunomedics issued, and the Company purchased, the Purchased Shares, which represent 2.75% of the outstanding shares of common stock, par value $0.01 per share, of Immunomedics (the “Common Stock”) after such issuance, for an aggregate purchase price of $14.7 million.

Warrant Agreement

On February 16, 2017, Immunomedics and Broadridge Corporate Issuer Solutions, Inc., as warrant agent, entered into the Warrant Agreement pursuant to which Immunomedics issued to, and in favor of, the Company, a warrant (the “Warrant”) on customary terms, pursuant to which the Company has the right, until February 10, 2020 (the “Expiration Date”), to purchase up to 8,655,804 additional shares (the “Warrant Shares”) of Common Stock at an initial exercise price of $4.90 per share (in each case, subject to customary anti-dilution and other adjustments in accordance with the terms of the Warrant), which, together with the Purchased Shares, represent 9.9% of the outstanding Common Stock on a post-exercise basis.

Upon the occurrence of certain transactions prior to the Expiration Date directly or indirectly constituting a merger, consolidation, sale of all or substantially all of Immunomedics’ assets, purchase offer, tender offer, exchange offer, reclassification or reorganization or recapitalization of the Common Stock, compulsory exchange of Common Stock or sale to another person of more than 50% of the Common Stock (each, a “Fundamental Transaction”), then, upon any subsequent exercise of any warrant under the Warrant Agreement, the Company (so long as it owns any warrant under the Warrant Agreement) will have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at its option, the number of shares of Common Stock or other equity securities of the successor or acquiring corporation of Immunomedics, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which such warrant is exercisable immediately prior to such Fundamental Transaction.

The Company is not entitled, by virtue of holding the Warrant, to vote, to consent, to receive dividends, to consent or to receive notice as a stockholder with respect to any meeting of stockholders for the election of Immunomedics’ directors or any other matter, or to exercise any rights whatsoever as a stockholder of Immunomedics unless, until and only to the extent the Company becomes a holder of record of shares of Common Stock issuable upon exercise of the Warrant.

The issuances of the Purchased Shares and the Warrant Shares have not been registered under the Securities Act, and neither the Purchased Shares nor the Warrant Shares may be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws.

Registration Rights Agreement

Concurrently with the entry into the Development and License Agreement and the Stock Purchase Agreement, on February 10, 2017 (the “Equity Closing Date”), the Company entered into a Registration Rights Agreement with Immunomedics pursuant to which Immunomedics has agreed to file a registration statement in respect of the Shares. Under the terms of the Registration Rights Agreement, Immunomedics is required to file a registration statement with respect to the Shares with the Securities and Exchange Commission (the “SEC”) within 120 days after the Equity Closing Date and to cause such registration statement to be declared effective by the SEC within 180 days after the Equity Closing Date. Immunomedics has also agreed to other customary obligations regarding registration of the Shares, including matters relating to indemnification, maintenance of the registration statement and payment of certain expenses.

The foregoing summary of the material terms of the Development and License Agreement, the Stock Purchase Agreement, the Warrant Agreement and the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by references to the full texts of the Development and License Agreement, the Stock Purchase Agreement, the Warrant Agreement and the Registration Rights Agreement. The Company expects to file the License and Development Agreement, the Stock Purchase Agreement, the Warrant Agreement and the Registration Rights Agreement with its Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2017, or if filed earlier, with a subsequent Current Report on Form 8-K that the Company files in connection with the License Closing, requesting confidential treatment for certain portions of the Development and License Agreement.

Item 8.01.	Other Events.

On February 10, 2017, the Company issued a press release announcing its transactions with Immunomedics, including the Company’s entry into the Development and License Agreement, the Stock Purchase Agreement and the Registration Rights Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Forward-Looking Statements

Certain of the statements made in this report are forward looking, such as those, among others, relating to the Company’s expectations regarding, among other things, references to the anticipated License Closing, development, regulatory and sales milestone payments in connection with the Development and License Agreement, the exercise of the Warrant into Warrant Shares, and other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, among others, the risk and uncertainties associated with obtaining satisfaction of the conditions to the License Closing, including with respect to the HSR Act and the lack of court or administrative orders or other obstacles or requirements blocking or delaying the License Closing, including in connection with the venBio Lawsuit; the possibility that competing offers by third parties for the licensing of IMMU-132 will be made; risks associated with licensing transactions, such as the risks that IMMU-132 will not be integrated into the Company’s pipeline successfully or will not perform in clinical testing as expected, in which case the Company may not recover its investment in IMMU-132; risks related to future opportunities and plans for the Company and IMMU-132, including uncertainty of the expected future regulatory filings and future development of IMMU-132; the possibility that if the Company does not complete the License Closing or does not achieve the perceived benefits of the transactions contemplated by the Development and License Agreement as rapidly or to the extent anticipated by financial analysts or investors, the market price of the Company’s common stock could decline; the difficulty and uncertainty of pharmaceutical product development; the inherent uncertainty associated with the regulatory approval process, including the risk that regulatory approval of IMMU-132 in the U.S. or elsewhere may not be obtained in a timely manner or at all. More information about the risks and uncertainties faced by the Company is contained in the section captioned “Risk factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the SEC. Except as required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of the Company, dated February 10, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Date: February 16, 2017	By:	/s/ Clay B. Siegall
Clay B. Siegall
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of the Company, dated February 10, 2017.